Exhibit 4.54
June 28, 2011
Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2010, dated June 28, 2011, of Agria Corporation, and we are in agreement with the statements contained in paragraphs 1, 2, 3 and 4 of Item 16F. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young Hua Ming
Shenzhen, People’s Republic of China